Exhibit 10.11

January 26, 2010

W. Richard Roth

C/o SJW Corp.

110 W. Taylor Street

San Jose, CA 95110

Dear Rich:

I wish to inform you that the Executive Compensation Committee of the SJW Corp. Board of Directors has approved an additional amendment to your January 2008 amended and restated employment agreement with SJW Corp. (the “Restated Employment Agreement”) that will clarify the payment date provisions in effect for any severance benefits to which you may become entitled under your Restated Employment Agreement. Such amendment is in addition to the recent December 2009 amendment to your Restated Employment Agreement that increased your annual rate of base salary, effective as of January 1, 2010, and provided for an additional series of pre-determined salary increases.

1. Section 11(a) of your Restated Employment Agreement is hereby amended as follows:

“(a) You shall continue to be eligible for benefits under the Company’s Executive Severance Plan (which provides benefits in the event of a qualifying termination of your employment in connection with a Change in Control, as defined therein). In addition, if (i) the Company involuntarily terminates your employment for any reason other than death, disability or Good Cause or you resign from the Company’s employ for Good Reason and (ii) you are not entitled to benefits under the Executive Severance Plan in connection with such termination of your employment, you will be entitled to the following contractual severance benefits pursuant to this amended and restated agreement:

•     Cash severance equal to three and nine-tenths (3.9) times your annual rate of Base Salary (at the level in effect at the time of such termination of employment or at such higher level as was in effect at any time during the immediately preceding twelve months), payable in a single lump sum on the last day of the sixty (60)-day period measured from the date you incur a Separation from Service by reason of such termination of employment, provided that the release required of you under Section 11(b) below is delivered to the Company within the applicable time period set forth in such Section 11(b) and such release is effective and enforceable at that time following the expiration of any applicable revocation period. In no event shall such lump sum payment be made later than the last day of such sixty (60)-day period on which the release is so effective, unless a further deferral is required pursuant to Section 12 of this restated agreement.

•     Provided you and your spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans pursuant to the applicable COBRA provisions, the Company will reimburse you for the costs you incur to obtain such continued coverage for yourself, your spouse and your eligible dependents (collectively, the “Coverage Costs”) until the earlier of (x) the end of the thirty-six (36)-month period measured from the date your employment terminates or (y) the first date on which you are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. During the period for which your COBRA coverage rights are in effect, such coverage shall be obtained under the Company’s group health care plans. For the period (if any) following the completion of such COBRA coverage and continuing through the completion of the limited period for which medical care coverage is to be provided you hereunder, such coverage shall continue under the Company’s group health plans or pursuant to one or more other plans or insurance policies providing equivalent coverage. In order to obtain reimbursement for your Coverage Costs under each applicable plan or policy, you must submit appropriate evidence to the Company of each periodic payment of your Coverage Costs within one hundred twenty (120) days after the required payment date for those Coverage Costs, and the Company shall within thirty (30) days after such submission reimburse you for that payment. To the extent you incur any other medical care expenses reimbursable pursuant to the coverage obtained in accordance herewith, you shall submit appropriate evidence of each such expense to the plan administrator within one hundred twenty (120) days after incurrence of that expense and shall receive reimbursement of the documented expense within thirty (30) days after such submission or after any additional period that may be required to perfect the claim. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs or other medical care expenses shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs or expenses were incurred; and (iii) your right to the reimbursement of such Coverage Costs or other medical care expenses cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs or other medical care expenses are treated as taxable income to you, the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and the resulting tax liability shall be your sole responsibility.”

2. Except as modified by the foregoing amendment, all the terms and provisions of your existing Restated Employment Agreement, as amended by the December 2009 amendment, shall continue in full force and effect.

Please contact me should you have any questions concerning the foregoing amendment. A duplicate original of this amendment agreement is enclosed. Please sign both copies and return one signed copy to me and retain the second copy for your records.

Sincerely,

SJW Corp.

By:	/s/ J. Philip DiNapoli
Title:	Chair, Executive Compensation Committee of the SJW Corp. Board of Directors

I HAVE READ THIS AMENDMENT AGREEMENT AND UNDERSTAND AND ACCEPT ITS TERMS. I SIGN THIS AMENDMENT AGREEMENT VOLUNTARILY AND FREELY:

/s/ W. Richard Roth	Date: January 26, 2010
W. Richard Roth